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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 15, 2007

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2007, Marco Community Bancorp, Inc. (“Company”) entered into a Stock Purchase and Sale Agreement (“Agreement”) with a group of prominent local investors, led by members of the Barron Collier and Lutgert families, Kevin Hale and Michael Morris (“Purchasers”). The Agreement is part of a plan of recapitalization for the Company, whereby the investor group will infuse $23,180,787 into the Company and current Company shareholders will receive a cash dividend of $6.50 per share.

Specifically, the Company will sell to the investor group 3,566,275 shares at $6.50 per share and simultaneously use the material portion of those funds to pay the $6.50 per share dividend to current shareholders. The sale of the shares will result in the investor group having a controlling interest in the Company and provide a substantial cash dividend to existing shareholders. At the time of issuance, the shares will not be registered with the Securities and Exchange Commission, but will be sold through a private placement offering.

Company Chairman Richard Storm, Jr. stated, “this recapitalization provides two important things to our current shareholder base. First, they will receive a cash dividend in excess of the per share price (as adjusted for splits) paid in our initial offering in 2004. Second, they will be able to continue to own shares in the Company and benefit from the support and guidance of a strong new investor group led by the Colliers, Lutgert and Kevin Hale and with the leadership of experienced bankers such as Michael Morris.” In connection with the recapitalization, the Company has obtained the opinion of SunTrust Robinson Humphrey, a Division of SunTrust Capital Markets, Inc. as to the fairness, from a financial point of view, of the recapitalization to the current Company shareholders.

In addition, Kevin Hale stated, “our group is excited to partner with the Company and Marco Community Bank. They have built an excellent community bank in Collier County and we look forward to building on its success as we continue to grow the franchise over the coming years.”

The sale of the shares is subject to receipt of the approval of Company shareholders and the appropriate regulatory agencies, as well as the fulfillment of certain other conditions. Upon fulfillment of these conditions, the Company will sell 3,566,275 shares of its common stock to the Purchasers for $23,180,787, or $6.50 per share. Immediately subsequent to such sale, the Company will pay a $6.50 per share dividend to shareholders of record as of a record date to be determined. Conditions to closing the sale of the shares include the Company holding a Special Meeting of Shareholders to consider amending the Company’s Articles of Incorporation to provide for preemptive rights, increasing the number of authorized shares of Company common stock to 24,000,000 and providing the Board with greater flexibility in increasing its size and amending the Company’s stock option plans to increase the number of reserved shares to 20% of the number of outstanding shares of Company common stock, with a cap of 4,800,000 reserved shares. In conjunction with the sale of the shares, current directors of the Company and its subsidiary, Marco Community Bank, have agreed to enter into one year non-compete agreements at the time of the closing of the transactions contemplated by the Agreement. At the time of closing, the Company will also agree to register the shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.7	Stock Purchase and Sale Agreement dated May 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: May 17, 2007

/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman of the Board of Directors